Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Morris Moore (336) 741-3116	Media: Jane Seccombe (336) 741-5068	RAI 2012-03

RAI delivers solid earnings growth in 2011;

Company expects adjusted EPS growth in mid- to high-single digits for 2012

WINSTON-SALEM, N.C. – Feb. 8, 2012

Fourth Quarter and Full Year 2011 – At a Glance
•	Adjusted EPS: Fourth quarter at $0.72, up 12.5 percent; full year at $2.81, up 6.8 percent
• Results exclude non-cash trademark impairments, mark-to-market adjustments for pension and postretirement plans, and other special items*
•	Reported EPS: Fourth quarter at $0.52, up 15.6 percent; full year at $2.40, up 25.0 percent
•	RAI issues 2012 guidance: EPS range of $2.91 to $3.01
•	Operating company highlights:
• R.J. Reynolds increases adjusted operating income and margin
• American Snuff grows volume and share
• Santa Fe delivers double-digit volume and earnings growth
•	RAI increased dividend, initiated share buyback program in 4Q11
•	RAI delivered total shareholder return of 34.4 percent for 2011

*   Special items are detailed in Schedule 2, and include implementation costs, tax items, the Scott lawsuit charge, accruals for four Engle progeny lawsuits, mark-to-market adjustments for pension and postretirement plans, trademark impairments, as well as 2010 charges for goodwill impairments, plant closings, changes in federal health-care laws and Canadian governments’ settlements.

All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in schedules 2 and 3 of this release, which reconcile reported to adjusted results.

Reynolds American Inc. (NYSE: RAI) today announced fourth-quarter 2011 adjusted EPS of $0.72, up 12.5 percent from the prior-year quarter on the strength of higher pricing and productivity improvements. Adjusted results exclude non-cash charges of $0.05 per share for trademark impairments and $0.15 per share for mark-to-market adjustments for pension and postretirement plans. Fourth-quarter reported EPS was $0.52, up 15.6 percent.

For the full year, adjusted EPS was $2.81, up 6.8 percent, while reported EPS was $2.40, up 25.0 percent. Full-year adjusted results exclude trademark impairments, mark-to-market adjustments for pension and postretirement plans, accruals for four Engle progeny lawsuits, the Scott lawsuit charge, implementation costs, tax items, and 2010 charges for goodwill impairments, plant closings, federal health-care changes and Canadian governments’ settlements. Both fourth-quarter and full-year results reflect the impact of the sale of Lane, Limited in early 2011.

RAI issued 2012 EPS guidance of $2.91 to $3.01, an increase of 3.6 percent to 7.1 percent from 2011 adjusted results.

4Q and Full Year 2011 Financial Results – Highlights (unaudited) (all dollars in millions, except per-share amounts; for reconciliations, including GAAP to non-GAAP, see schedules 2 and 3)
	For the Three Months Ended Dec. 31			For the Full Year Ended Dec. 31
	2011	2010	% Change	2011	2010	% Change

Net sales	$2,083	$2,081	0.1%	$8,541	$8,551	(0.1)%

Operating income
Reported (GAAP)	$516	$488	5.7%	$2,399	$2,432	(1.4)%
Adjusted (Non-GAAP)	710	649	9.4%	2,818	2,672	5.5%

Net income
Reported (GAAP)	$304	$262	16.0%	$1,406	$1,121	25.4%
Adjusted (Non-GAAP)	420	372	12.9%	1,647	1,533	7.4%

Net income per diluted share
Reported (GAAP)	$0.52	$0.45	15.6%	$2.40	$1.92	25.0%
Adjusted (Non-GAAP)	0.72	0.64	12.5%	2.81	2.63	6.8%

MANAGEMENT’S PERSPECTIVE

Overview

“Reynolds American finished the year with solid results, despite the challenging economic and competitive environment,” said Daniel M. Delen, RAI’s president and chief executive officer. “I’m pleased to report that RAI continued to make progress in the fourth quarter, increasing earnings and margins while further demonstrating our commitment to returning value to shareholders with the launch of a $2.5 billion share repurchase program. RAI also increased its dividend again in the quarter, bringing the total dividend increase for 2011 to 14.3 percent.”

Fourth-quarter highlights included higher adjusted operating income and margin, along with growth-brand share gains at R.J. Reynolds; continued growth in share and volume at American Snuff; and strong earnings, share and volume gains at Santa Fe.

“We have elected to break out Santa Fe’s domestic operations as a reportable business segment, reflecting their strong growth over the past several years,” Delen said. “With the company’s increasing contribution to RAI, we felt the time was right to give greater visibility to its outstanding performance.”

Delen said that RAI expects mid- to high-single digit adjusted EPS growth in 2012, with guidance in the range of $2.91 to $3.01.

“In 2012, we intend to sustain our operating companies’ key-brand momentum, invest in innovation and have the financial flexibility to take advantage of competitive opportunities,” Delen said. “As a result, we believe it is prudent to once again review key activities and resources to ensure they are aligned with today’s economic and competitive landscape. A comprehensive analysis of programs, activities and organizational structures at RAI, RAI Services and most departments within R.J. Reynolds is currently under way. This review is expected to be completed by the end of the first quarter.”

Delen said that RAI’s operating companies have demonstrated their resilience and ability to successfully manage through challenges, while strengthening their platforms for sustainable growth. “Our companies continue to enhance performance of their key brands, while identifying new opportunities for innovation and growth as part of RAI’s strategy to transform the industry over the long term,” Delen said.

R.J. Reynolds

R.J. Reynolds’ fourth-quarter adjusted operating income of $594 million was up 9.2 percent from the prior-year quarter, as higher pricing and productivity improvements continued to offset lower cigarette volumes. These results exclude non-cash charges of $43 million for trademark impairments primarily on the company’s Doral cigarette brand, and $128 million in mark-to-market adjustments for pension and postretirement plans.

For the full year, adjusted operating income increased 4.3 percent from the prior-year period, to $2.34 billion. Full-year adjusted results also exclude the above items, as well as $64 million in accruals for four Engle progeny lawsuits, a charge of $139 million related to the Scott smoking-cessation lawsuit, and $16 million in implementation costs.

In the fourth quarter, R.J. Reynolds’ adjusted operating margin of 33.6 percent was up 2.9 percentage points, while full-year adjusted operating margin was up 1.5 percentage points from the prior-year period, at 32.0 percent.

R.J. Reynolds’ fourth-quarter cigarette volume was negatively impacted by the introduction of heavily promoted competitive line extensions, the timing of the company’s promotional activity, and the decision to move away from the company’s private label brands. This drove the company’s fourth-quarter cigarette volume lower by 7.4 percent from the prior-year quarter.

“R.J. Reynolds remains focused on balancing volume, share and profitability over the long term,” Delen said.

Excluding R.J. Reynolds’ de-emphasized private label brands, volume decreased 7.1 percent in the fourth quarter, while for the full year the company’s volume decline was 5.1 percent, compared to an overall industry decline of 3.5 percent.

R.J. Reynolds’ total cigarette market share, excluding private label brands, was 27.0 percent in the fourth quarter, down 1.1 percentage points from the prior-year quarter, as declines on the company’s support and non-support brands more than offset growth-brand gains.

For the full year, the company’s market share, excluding private label brands, was 27.3 percent, down 0.3 percentage points from the prior-year period.

The sampling and projection model that the company’s vendor uses to estimate R.J. Reynolds’ retail cigarette market share will be revised in 2012 to better reflect marketplace changes. This revision may result in modest changes in absolute share levels, but should not affect overall share trends.

R.J. Reynolds’ growth brands, Camel and Pall Mall, increased their combined fourth-quarter market share by 0.3 percentage points from the prior-year quarter, to 16.5 percent. For the full year, combined growth-brand share was 16.4 percent, up 1.3 percentage points from the prior-year period. Combined growth-brand volume was up 2.9 percent for the year.

Camel, R.J. Reynolds’ premium growth brand, continued to perform well, especially in light of the weak economy and a continuing trend in consumer down-trading. The brand’s fourth-quarter market share remained stable at 8.0 percent, and for the full year the brand’s share was up 0.1 percentage point, to 7.8 percent.

Camel’s menthol styles, which include Camel Crush, made good progress in the fourth quarter and provide a strong platform for future growth. The brand’s menthol market share increased by 0.5 percentage points from the prior-year quarter, to 2.6 percent. A second style of Camel Crush, Camel Crush Bold, was expanded nationally in July and is broadening the appeal of the Camel brand with a richer, more full-bodied taste.

Camel SNUS, which holds 75 percent of the growing snus smokeless category, continues to show double-digit volume growth. “As trends in tobacco use change, Camel is transforming with the times, offering spit-free and smoke-free convenience to adult tobacco consumers who want to switch from cigarettes,” Delen said.

R.J. Reynolds’ value-priced growth brand, Pall Mall, generated additional volume and share gains in the fourth quarter as the combination of the brand’s price and “longer-lasting” proposition continued to attract value-conscious consumers.

Pall Mall continued to be impacted by significant competitive activity and offerings below the brand’s price point, but its fourth-quarter market share rose 0.3 percentage points from the prior-year period, to 8.6 percent, while its full-year market share rose 1.1 percentage points from the prior-year period, to 8.5 percent.

American Snuff

American Snuff’s fourth-quarter adjusted operating income was $88 million, down 15.4 percent from the prior-year quarter. This decline was again driven by the impact of the sale of Lane, Limited in February 2011. Lane contributed about $10 million to operating income in the prior-year quarter. Adjusted results exclude non-cash charges of $5 million in trademark impairments related to the company’s loose-leaf brands, and $7 million in mark-to-market adjustments for pension and postretirement plans.

The Lane sale also affected American Snuff’s full-year adjusted operating income, which declined 8.0 percent from the prior-year period, to $346 million. These full-year adjusted results exclude the above items, as well as $3 million in implementation costs.

The company’s fourth-quarter adjusted operating margin of 53.0 percent was down 1.0 percentage point from the prior-year quarter, but for the full year its adjusted operating margin increased 1.0 percentage point, to 53.2 percent.

“Taking into account the absence of Lane’s contribution to the bottom line, as well as the investment in new retail contracts, American Snuff turned in a very good performance in 2011,” Delen said. “The company’s flagship Grizzly brand made substantial gains in both share and volume in the highly competitive but growing moist-snuff category.”

The company’s moist-snuff shipment volume increased 6.1 percent from the prior-year quarter, and was up 7.3 percent for the full year. This compares to moist-snuff category growth of about 5 percent in 2011.

American Snuff’s fourth-quarter moist-snuff retail market share increased 0.9 percentage points from the prior-year quarter, to 32.1 percent, bringing total market share for the year to 31.5 percent, an increase of 1.2 percentage points.

“Grizzly continued to generate growth in 2011 despite heightened competitive activity, with performance greatly enhanced by the new retail contracts and the expertise applied by the expanded R.J. Reynolds field trade-marketing organization,” Delen said.

Grizzly’s fourth-quarter retail market share increased 1.4 percentage points from the prior-year quarter, to 28.4 percent, bringing its total market share for the full year to 27.7 percent, up 1.6 percentage points. The brand’s shipment volume increased 7.9 percent in the fourth quarter, and 9.4 percent for the full year.

Grizzly pouch styles continued to deliver strong growth in 2011, gaining 0.9 percentage points from the prior year, to 3.3 percent of the moist-snuff category. Moist-snuff pouch styles grew more than 10 percent last year, and Grizzly captured 80 percent of that growth.

“American Snuff continues to build momentum on Grizzly,” Delen said. “And there’s good potential for incremental growth in the brand’s range of natural-flavor styles to drive increased awareness and trial.”

Santa Fe

Santa Fe continued to deliver strong growth in 2011, with double-digit gains in both earnings and volume. The company’s fourth-quarter operating income increased 39.0 percent from the prior year’s adjusted quarter, to $50 million, while full-year adjusted operating income of $199 million was up 41.3 percent.

The company’s operating margin was 45.6 percent for 2011, up 6.0 percentage points from the prior year.

Santa Fe’s performance was driven by its powerful super-premium brand, Natural American Spirit. The brand increased market share 0.2 percentage points to 1.0 percent in 2011, on cigarette shipment volume growth of 13.5 percent.

“Santa Fe delivered great performance last year, based on its unique, super-premium product offerings and strong brand equity,” Delen said. “The company is well positioned for continued growth in the years ahead.”

FINANCIAL UPDATE

“I’m very pleased with Reynolds American’s performance in 2011, which allowed us to continue to return excellent value to our shareholders through the increased dividend and share repurchase program,” said Thomas R. Adams, RAI’s chief financial officer. “Our operating companies’ sound business strategies continued to generate solid results in the fourth quarter despite the challenging landscape, resulting in higher earnings and margin at RAI.”

Reynolds American’s fourth-quarter adjusted EPS was $0.72, up 12.5 percent from the prior- year quarter on higher pricing and productivity gains. This excludes non-cash charges of $0.05 per share in trademark impairments, and $0.15 per share in mark-to-market adjustments for pension and postretirement plans.

For the full year, adjusted EPS was $2.81, up 6.8 percent from the prior-year period. These results exclude the above items, as well as the impact of four Engle progeny lawsuits, the Scott lawsuit, implementation costs and tax items. They also exclude 2010 charges related to goodwill impairments, plant closings, federal health-care changes and Canadian governments’ settlements.

On a reported basis, fourth-quarter EPS was $0.52, up 15.6 percent from the prior-year quarter, bringing full-year EPS to $2.40, up 25.0 percent from the prior year. These results reflect the impact of the Lane sale, as well as the pension accounting change announced in November.

RAI’s fourth-quarter adjusted operating margin increased 2.9 percentage points from the prior-year quarter, to 34.1 percent, while the full-year adjusted operating margin increased 1.8 percentage points, to 33.0 percent.

Adams noted that the company remains committed to returning shareholder value. In October, RAI’s board of directors approved an increase of $0.03 per share, or 5.7 percent, in the quarterly dividend, bringing it to $0.56. This brought the total dividend increase in 2011 to 14.3 percent. In November, the board also authorized the repurchase of up to $2.5 billion of the company’s outstanding common stock over two-and-a-half years. The company repurchased 6.7 million shares for $276 million in the fourth quarter.

RAI ended the fourth quarter with $2.0 billion in cash balances, after contributing an additional $125 million to the pension plans in the fourth quarter. This brought total pension contributions in 2011 to $220 million. The pension plans were about 90 percent funded at the end of the year.

“Reynolds American and its operating companies have again demonstrated strength and resilience in a challenging environment,” Adams said. “As a result, we are projecting mid- to high-single digit EPS growth in 2012, with a range of $2.91 to $3.01 compared to $2.81 in 2011.”

CONFERENCE CALL WEBCAST TODAY

Reynolds American will webcast a conference call to discuss fourth-quarter 2011 results at 9:00 a.m. Eastern Time on Wednesday, Feb. 8, 2012. The call will be available live online on a listen-only basis. To register for the call, please go to http://www.reynoldsamerican.com/events.cfm. A replay of the call will be available on the site. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing (877) 390-5533 (toll free) or (678) 894-3969 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Jane Seccombe at (336) 741-5068.

WEB DISCLOSURE

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at http://www.reynoldsamerican.com/events.cfm to receive alerts when news about the company has been posted.

RISK FACTORS

Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

These risks and uncertainties include:

•	the substantial and increasing taxation and regulation of tobacco products, including the regulation of tobacco products by the FDA;

•	the possibility that the FDA will issue a regulation prohibiting menthol as a flavor in cigarettes or prohibit mint or wintergreen as a flavor in smokeless tobacco products;

•

decreased sales resulting from the future issuance of “corrective communications” required by the order in the U.S. Department of Justice case on five subjects, including smoking and health, and addiction;

•

various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the potential difficulty of obtaining bonds as a result of litigation outcomes and the challenges to the Florida bond statute applicable to the Engle Progeny cases;

•	the possibility of being required to pay various adverse judgments in the Engle Progeny and/or other litigation;

•

the substantial payment obligations with respect to cigarette sales, and the substantial limitations on the advertising and marketing of cigarettes (and of R.J. Reynolds’ smoke-free tobacco products) under the State Settlement Agreements;

•	the continuing decline in volume in the U.S. cigarette industry and RAI’s dependence on the U.S. cigarette industry;

•	concentration of a material amount of sales with a single customer or distributor;

•	competition from other manufacturers, including industry consolidations or any new entrants in the marketplace;

•	increased promotional activities by competitors, including manufacturers of deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the ability to achieve efficiencies in the businesses of RAI’s operating companies without negatively affecting financial or operating results;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf, and other raw materials and other commodities used in products;

•	the effect of market conditions on interest-rate risk, foreign currency exchange-rate risk and the return on corporate cash;

•	changes in the financial position or strength of lenders participating in RAI’s credit facility;

•	the impairment of goodwill and other intangible assets, including trademarks;

•

the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the substantial amount of RAI debt;

•	the credit rating of RAI and its securities;

•	any restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of natural or man-made disasters or other disruptions that may adversely affect manufacturing or other operations and other facilities;

•	the significant ownership interest of Brown & Williamson Holdings, Inc., RAI’s largest shareholder, in RAI and the rights of B&W under the governance agreement between the companies;

•	the expiration of the standstill provisions of the governance agreement on July 30, 2014;

•	a termination of the governance agreement or certain provisions of it in accordance with its terms, including the limitations on B&W’s representation on RAI’s board and its board committees; and

•	RAI’s shareholder rights plan not applying to BAT except in limited circumstances.

Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; and Niconovum AB.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include many of the best-selling cigarettes in the U.S.:

Camel, Pall Mall, Winston, Kool, Doral and Salem.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly, Kodiak and Levi Garrett.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.

•	Niconovum AB markets innovative nicotine replacement therapy products in Sweden under the Zonnic brand name.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at http://www.reynoldsamerican.com/invest.cfm.

(financial and volume schedules follow)

Schedule 1

REYNOLDS AMERICAN INC.

Condensed Consolidated Statements of Income - GAAP

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2011	2010	2011	2010
Net sales, external	$1,984	$2,029	$8,062	$8,170
Net sales, related party	99	52	479	381

Net sales	2,083	2,081	8,541	8,551

Cost of products sold	1,111	1,146	4,464	4,544
Selling, general and administrative expenses	402	409	1,606	1,480
Amortization expense	6	6	24	25
Trademark impairment charges	48	6	48	6
Goodwill impairment charge	—	26	—	26
Asset impairment and exit charges	—	—	—	38

Operating income	516	488	2,399	2,432

Interest and debt expense	56	56	221	232
Interest income	(2)	(3)	(11)	(12)
Other expense, net	1	3	3	7

Income from continuing operations before income taxes	461	432	2,186	2,205

Provision for income taxes	157	170	780	868

Income from continuing operations	304	262	1,406	1,337

Losses from discontinued operations, net of tax	—	—	—	(216)

Net income	$304	$262	$1,406	$1,121

Basic net income per share:
Income from continuing operations	$0.52	$0.45	$2.41	$2.29
Losses from discontinued operations	—	—	—	(0.37)

Net income	$0.52	$0.45	$2.41	$1.92

Diluted net income per share:
Income from continuing operations	$0.52	$0.45	$2.40	$2.29
Losses from discontinued operations	—	—	—	(0.37)

Net income	$0.52	$0.45	$2.40	$1.92

Basic weighted average shares, in thousands	580,461	583,052	582,320	582,996

Diluted weighted average shares, in thousands	583,928	585,501	585,383	584,854

Segment data:
Net sales:
R.J. Reynolds	$1,764	$1,771	$7,297	$7,350
American Snuff	165	191	648	719
Santa Fe	111	91	436	356
All Other	43	28	160	126

	$2,083	$2,081	$8,541	$8,551

Operating income:
R.J. Reynolds	$422	$427	$1,945	$2,084
American Snuff	76	67	331	320
Santa Fe	50	33	198	135
All Other	1	(5)	18	(14)
Corporate	(33)	(34)	(93)	(93)

	$516	$488	$2,399	$2,432

Supplemental information:
Excise tax expense	$991	$1,061	$4,107	$4,340
Master Settlement Agreement and other state settlement expense	$585	$609	$2,435	$2,496
Federal tobacco buyout expense	$56	$59	$229	$243
FDA fees	$32	$30	$120	$75

Schedule 2

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Results

(Dollars in Millions)

(Unaudited)

RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended Dec. 31,
	2011			2010
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS

GAAP results	$516	$304	$0.52	$488	$262	$0.45
The GAAP results include the following:
Implementation costs included in cost of products sold and selling, general and administrative expenses	—	—	—	19	11	0.02
Engle Progeny lawsuits	1	—	—	—	—	—
Trademark impairment charges	48	29	0.05	6	4	0.01
Mark-to-market pension/postretirement adjustments	145	87	0.15	110	69	0.12
Goodwill impairment charge	—	—	—	26	26	0.04

Total adjustments	194	116	0.20	161	110	0.19

Adjusted results	$710	$420	$0.72	$649	$372	$0.64

	Twelve Months Ended Dec. 31,
	2011			2010
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS

GAAP results	$2,399	$1,406	$2.40	$2,432	$1,121	$1.92
The GAAP results include the following:
Implementation costs included in cost of products sold and selling, general and administrative expenses	23	14	0.02	60	37	0.06
Scott lawsuit	139	88	0.15	—	—	—
Engle Progeny lawsuits	64	39	0.07	—	—	—
Trademark impairment charges	48	29	0.05	6	4	0.01
Mark-to-market pension/postretirement adjustments	145	87	0.15	110	69	0.12
Tax items	—	(16)	(0.03)	—	—	—
Goodwill impairment charge	—	—	—	26	26	0.04
Asset impairment and exit charges	—	—	—	38	33	0.06
Health-care subsidy tax charge	—	—	—	—	27	0.05
Loss on discontinued operations	—	—	—	—	216	0.37

Total adjustments	419	241	0.41	240	412	0.71

Adjusted results	$2,818	$1,647	$2.81	$2,672	$1,533	$2.63

Condensed Consolidated Balance Sheets

(Dollars in Millions)

(Unaudited)

	Dec. 31, 2011	Dec. 31, 2010
Assets
Cash and cash equivalents	$1,956	$2,195
Other current assets	2,351	2,607
Trademarks and other intangible assets, net	2,602	2,675
Goodwill	8,010	8,010
Other noncurrent assets	1,335	1,591

	$16,254	$17,078

Liabilities and shareholders’ equity
Tobacco settlement accruals	$2,530	$2,589
Other current liabilities	1,746	1,783
Long-term debt (less current maturities)	3,206	3,701
Deferred income taxes, net	511	518
Long-term retirement benefits (less current portion)	1,759	1,668
Other noncurrent liabilities	251	309
Shareholders’ equity	6,251	6,510

	$16,254	$17,078

Schedule 3

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Operating Income by Segment

The R.J. Reynolds segment consists of the primary operations of R.J. Reynolds Tobacco Company, the second-largest tobacco company in the United States and which also manages a contract manufacturing business.

The American Snuff segment consists of the primary operations of American Snuff Company, LLC, the second-largest smokeless tobacco products manufacturer in the United States, and Lane, Limited until its sale on February 28, 2011.

The Santa Fe segment consists of the primary operations of Santa Fe Natural Tobacco Company, Inc., which manufactures Natural American Spirit cigarettes and other additive-free tobacco products.

Management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended Dec. 31,
	2011			2010
	R.J. Reynolds	American Snuff	Santa Fe	R.J. Reynolds	American Snuff	Santa Fe

GAAP operating income	$422	$76	$50	$427	$67	$33

The GAAP results include the following:
Implementation costs included in cost of products sold and selling, general and administrative expenses (1)	—	—	—	12	2	1
Engle Progeny lawsuits	1	—	—	—	—	—
Trademark impairment charges	43	5	—	—	6	—
Mark-to-market pension/postretirement adjustments (2)	128	7	—	105	2	2
Goodwill impairment charge	—	—	—	—	26	—

Total adjustments	172	12	—	117	36	3

Adjusted operating income	$594	$88	$50	$544	$103	$36

	Twelve Months Ended Dec. 31,
	2011			2010
	R.J. Reynolds	American Snuff	Santa Fe	R.J. Reynolds	American Snuff	Santa Fe

GAAP operating income	$1,945	$331	$198	$2,084	$320	$135

The GAAP results include the following:
Implementation costs included in cost of products sold and selling, general and administrative expenses (1)	16	3	1	26	20	4
Scott lawsuit	139	—	—	—	—	—
Engle Progeny lawsuits	64	—	—	—	—	—
Trademark impairment charges	43	5	—	—	6	—
Mark-to-market pension/postretirement adjustments (2)	128	7	—	105	2	2
Goodwill impairment charge	—	—	—	—	26	—
Asset impairment and exit charges (3)	—	—	—	24	—	—

Total adjustments	390	15	1	155	54	6

Adjusted operating income	$2,335	$346	$199	$2,239	$374	$141

(1)	For the twelve months ended Dec. 31, 2011, RAI and its operating companies recorded aggregate implementation costs of $23 million, including $3 million in non-reportable operating segments, related to plant closing and other implementation costs. For the three and twelve months ended Dec. 31, 2010, RAI and its operating companies recorded such costs of $19 million and $60 million, respectively, including $4 million and $10 million, respectively, in non-reportable operating segments.
(2)	For the three and twelve months ended Dec. 31, 2011, RAI and its operating companies recorded aggregate mark-to-market adjustments of $145 million, including $10 million in non-reportable operating segments. For the three and twelve months ended Dec. 31, 2010, RAI and its operating companies recorded such costs of $110 million, including $1 million in non-reportable operating segments.
(3)	RAI and its operating companies recorded aggregate asset impairment and exit charges of $38 million in the twelve months of 2010, including $14 million in non-reportable operating segments.

Schedule 4

R.J. REYNOLDS CIGARETTE VOLUMES AND SHARE OF MARKET

VOLUME (in billions):

	Three Months Ended December 31,		Change		Twelve Months Ended December 31,		Change
	2011	2010	Units	%	2011	2010	Units	%
Camel (filter styles)	5.2	5.4	(0.2)	-4.5%	21.2	21.6	(0.4)	-1.8%
Pall Mall	5.3	5.3	0.0	0.8%	21.7	20.1	1.6	8.0%

Total growth brands	10.5	10.7	(0.2)	-1.8%	42.9	41.7	1.2	2.9%

Total support brands	6.4	7.3	(1.0)	-13.2%	26.9	31.3	(4.4)	-14.1%

Total non-support brands	0.7	0.9	(0.2)	-25.4%	3.1	4.6	(1.4)	-31.7%

Total R.J. Reynolds domestic	17.5	19.0	(1.4)	-7.4%	72.9	77.5	(4.6)	-6.0%
Total R.J. Reynolds exc P/L	17.5	18.8	(1.3)	-7.1%	72.6	76.4	(3.9)	-5.1%

Total premium	10.0	10.9	(0.8)	-7.5%	41.5	44.5	(3.1)	-6.9%
Total value	7.5	8.1	(0.6)	-7.3%	31.4	33.0	(1.6)	-4.7%
Premium/total mix	57.2%	57.3%			56.9%	57.5%

Industry	71.7	73.7	(2.0)	-2.7%	293.1	303.7	(10.6)	-3.5%
Premium	50.8	51.6	(0.7)	-1.4%	206.6	213.3	(6.6)	-3.1%
Value	20.9	22.2	(1.3)	-5.8%	86.5	90.4	(3.9)	-4.4%
Premium/total mix	70.9%	69.9%			70.5%	70.2%

RETAIL SHARE OF MARKET:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2011	2010	Change	2011	2010	Change
Camel (filter styles)	8.0%	8.0%	—	7.8%	7.7%	0.1
Pall Mall	8.6%	8.3%	0.3	8.5%	7.4%	1.1

Total growth brands	16.5%	16.2%	0.3	16.4%	15.1%	1.3

Total support brands	9.5%	10.8%	(1.2)	9.9%	11.2%	(1.3)

Total non-support brands	1.0%	1.3%	(0.3)	1.1%	1.7%	(0.6)

Total R.J. Reynolds domestic	27.1%	28.3%	(1.3)	27.4%	28.1%	(0.7)
Total R.J. Reynolds exc P/L	27.0%	28.1%	(1.1)	27.3%	27.5%	(0.3)

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

R.J. Reynolds’ support brands include Winston, Doral, Kool, Salem, Misty and Capri.

Industry volume data based on information from Management Science Associates, Inc.

Retail shares of market are as reported by Information Resources Inc./Capstone.

Schedule 5

AMERICAN SNUFF MOIST-SNUFF VOLUMES AND RETAIL SHARE OF MARKET

VOLUME (in millions of cans):

	Three Months Ended December 31,		Change		Twelve Months Ended December 31,		Change
	2011	2010	Units	%	2011	2010	Units	%

Kodiak	11.5	12.0	(0.5)	-4.6%	45.7	47.5	(1.8)	-3.8%
Grizzly	92.7	85.9	6.8	7.9%	355.8	325.3	30.5	9.4%
Other	0.8	1.0	(0.2)	-18.9%	3.2	4.5	(1.3)	-29.3%

Total moist snuff cans	104.9	98.9	6.0	6.1%	404.7	377.3	27.4	7.3%

RETAIL SHARE OF MARKET:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2011	2010	Change	2011	2010	Change

Kodiak	3.5%	3.8%	(0.3)	3.6%	3.9%	(0.3)
Grizzly	28.4%	27.1%	1.4	27.7%	26.1%	1.6
Other	0.2%	0.3%	(0.1)	0.2%	0.3%	(0.1)

Total retail share of market	32.1%	31.2%	0.9	31.5%	30.3%	1.2

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

Retail share of market for moist snuff based on A.C. Nielsen Monthly Retail Off-Take data.

Schedule 6

SANTA FE VOLUMES AND RETAIL SHARE OF MARKET

VOLUME (in billions):

	Three Months Ended December 31,		Change		Twelve Months Ended December 31,		Change
	2011	2010	Units	%	2011	2010	Units	%

Natural American Spirit	0.7	0.6	0.1	13.8%	2.8	2.5	0.3	13.5%

RETAIL SHARE OF MARKET:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2011	2010	Change	2011	2010	Change

Natural American Spirit	1.1%	0.9%	0.2	1.0%	0.8%	0.2

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

Industry volume data based on information from Management Science Associates, Inc.

Retail shares of market are as reported by Information Resources Inc./Capstone.